Sunrise Reports Financial Results for First-Quarter 2009

MCLEAN, Va., May 8 /PRNewswire-FirstCall/ -- Sunrise Senior Living, Inc. (NYSE: SRZ) today reported financial results and operating data for the first quarter of 2009.  Sunrise will host a conference call and webcast Friday, May 8, 2009, at 9:00 a.m. ET, to discuss the financial results.

 “We are pleased with our restructuring efforts and the steps we have taken to date to put the company on more solid footing,” said Mark Ordan, Sunrise’s chief executive officer. “We remain especially focused on strengthening our core business, selling cash-draining non-core assets, eliminating non-core activities, shoring up our liquidity, and securing additional capital. Throughout our restructuring efforts, we have never, and will never, make decisions that take away from our mission or the seniors we serve as we move toward profitability.”

Financial Results for First-Quarter 2009

Sunrise reported revenues of $404.4 million for the first quarter of 2009, as compared to $413.5 million for the first quarter of 2008. Net loss for the first quarter of 2009 was ($18.2) million, or ($0.36) per fully diluted share, as compared to net loss of ($33.1) million, or ($0.66) per fully diluted share, for the first quarter of 2008. The loss before income taxes and discontinued operations for the first quarter of 2009 was ($35.7) million as compared to loss before income taxes and discontinued operations for the first quarter of 2008 of ($39.2) million.  The operations of Sunrise’s former hospice subsidiary (which ceased operations in December 31, 2008) and the operations of Sunrise’s Greystone subsidiary (which was sold on March 18, 2009) are reported as discontinued operations. During the first quarter of 2009, Sunrise recorded net income from discontinued operations of $14.0 million primarily from the sale of Greystone.

Also during the first quarter of 2009, a venture in which Sunrise is a 20-percent member, sold three of its UK communities to a venture in which Sunrise has a 10-percent interest. As a result of these sales, Sunrise recorded its share in earnings of $19.0 million.

Cash and Liquidity Update

On April 28, 2009, Sunrise announced it had entered into a twelfth amendment to its Bank Credit Facility, which eliminates all financial covenants, except a minimum liquidity covenant of $5 million measured on the last day of each month, through the December 2, 2009 maturity date.  In addition, consistent with prior amendments, the twelfth amendment extends the suspension of the obligation of Sunrise's lenders and letter of credit issuers to advance any additional proceeds from the loans to the borrowers and to issue any new letters of credit for the benefit of Sunrise through the maturity date. However, this amendment provides for the renewal of certain scheduled letters of credit in accordance with their annual renewal provisions for up to twelve months beyond the expiration dates of such letters of credit. In April 2009, Sunrise paid down part of its outstanding borrowings under its Bank Credit Facility, including a pay down of $20.8 million made on April 2, 2009 using federal income tax refunds received by Sunrise and a pay down of $1 million made on April 30, 2009 using proceeds from the sale of Aston Gardens as further described below. On May 8, 2009, Sunrise had under its Bank Credit Facility outstanding borrowings of $71.7 million and outstanding letters of credit of $24.5 million.

As previously announced, Sunrise is working with its lenders and the lenders to its joint ventures to reschedule or obtain waivers for certain of its obligations or reach other accommodations.  Sunrise is engaged in discussions with various venture partners and third parties regarding the sale of certain assets with the purpose of increasing liquidity and reducing obligations to enable Sunrise to continue its operations.  There can be no assurance that any of these discussions will result in the consummation of any transaction. Assuming Sunrise is able to refinance the scheduled maturities and obtain the covenant waivers with respect to the consolidated debt that is in default, Sunrise believes it has adequate cash resources to fund operations and meet its obligations as they come due until the December 2, 2009 maturity date of the Bank Credit Facility.

Sunrise had $33.9 million and $29.5 million of unrestricted cash at March 31, 2009 and December 31, 2008, respectively.  As of March 31, 2009, Sunrise and its consolidated subsidiaries had debt of $622.5 million, of which $196.6 million of debt is scheduled to mature in 2009, and $265.8 million of debt was in default, including $202.2 million of debt that is in default as a result of the failure to pay principal and interest to the lenders of Sunrise’s German communities, as further described below, and $63.6 million of debt that is in default as a result of Sunrise’s failure to meet certain financial covenants.

As previously announced, Sunrise has standstill agreements with all of the lenders to its German communities, which standstills will generally remain in effect either until May 31, 2009 or June 30, 2009. Sunrise continues its discussions with the lenders to its German communities with the objective of settling their claims against Sunrise, in order to allow Sunrise to exit the German market altogether.

At the beginning of 2009, Sunrise stopped making payments under its guarantee obligations relating to the Fountains portfolio. The $330.6 million of venture debt is in default.  Sunrise continues its discussion with the lenders to the Fountains portfolio and its venture partner.  The lender to Sunrise's Fountains venture had not yet agreed to Sunrise's request for a standstill agreement.

Overhead Reduction Plan

On May 4, 2009, Sunrise announced it continues to reduce overhead spending with the objective of becoming a leaner organization.  Sunrise expects to realize approximately $20 million of annual recurring savings from a reduction in non-care related administrative costs.  As a result of the overhead downsizing plan, Sunrise expects to reduce its annual recurring general and administrative expenses to approximately $100 million, down from its previously budgeted annual recurring level of expenses of approximately $120 million. Sunrise currently expects to record additional severance expense of approximately $4.5 million in 2009 as a result of this plan, which is expected to be completed by early 2010.

Development Update

Sunrise has no construction starts planned for 2009 in North America or the United Kingdom. On March 31, 2009, Sunrise had 14 communities under construction in North America and the United Kingdom. Sunrise estimates it will cost approximately $114.1 million to complete these 14 communities, and anticipates funding this cost with the proceeds of committed construction financing.  Assuming the lenders continue to fund financing commitments under existing construction loans, Sunrise does not expect that it will need to make any further equity contribution commitments for projects under construction as of March 31, 2009. Certain construction lenders have previously notified Sunrise that they believe there are certain defaults under some of the existing construction loans; however, with the exception of one project as described below, all lenders continue to fund under their financing commitments.

In March 2009, a venture in which Sunrise has a 20-percent interest, received a notice of default from its lender for alleged violation of financial covenants and other matters.  Based on discussions with the lender, Sunrise believes the lender does not intend to provide further draws on the construction loan. Accordingly, Sunrise believes that its equity interest in the venture is impaired and its receivable from the venture is doubtful of collection.  The results for the first quarter of 2009 include a charge of approximately $6.5 million attributable to this community.

As previously disclosed, Sunrise sold the majority interest in its senior living condominium project to third parties in 2006. Sunrise incurred losses of approximately $51.1 million in connection with its completion guarantee for this project, which has all been fully accrued and paid.  Recovery of Sunrise’s investment balance of $17.2 million is dependent upon the pace and the price of condominium sales.

Greystone

As previously announced, on March 18, 2009, Sunrise completed the sale of its Greystone subsidiaries and related seed money investments in five CCRC developments to two senior Greystone executives and other investors.  Sunrise announced in the fourth-quarter 2008 that it intended to explore strategic alternatives for Greystone because of the significant capital requirements and lack of profitability. Total consideration for the sale was (i) $2,000,000 in cash at closing; (ii) $5,700,000 in short-term notes; (iii) a $6,000,000 7-year note; (iv) a $2,500,000 note payable in installments equal to 50 percent of certain cash distributions to its partners, with any unpaid principal due at maturity on March 21, 2029; and (v) 35 percent of the net proceeds received by the seed capital investors for certain of the seed capital interests purchased from Sunrise.  Sunrise collected $5.7 million of short-term notes through May 8, 2009.

Aston Gardens

On April 30, 2009, Sunrise sold its equity interest in the unprofitable Aston Gardens venture and was released from all related guarantee obligations.  In connection with this sale and release, Sunrise’s management contracts for the six communities in the venture were terminated on April 30, 2009.  Sunrise received proceeds of approximately $5.2 million for its equity interest and its receivable from the venture for fundings under the operating deficit guarantees.

Operating Data for First-Quarter 2009
The Aston Gardens portfolio has been excluded from Sunrise’s 2009 first quarter operating results because Sunrise discontinued managing it on April 30, 2009.

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Comparable community revenues for the first quarter of 2009 decreased by 1.1 percent, from $562.1 million for the first quarter of 2008 to $555.7 million for the first quarter of 2009.  Excluding the impact of foreign exchange rates, comparable community for the first quarter of 2009 increased 1.1 percent as compared to revenues for the first quarter of 2008. Sunrise’s comparable community portfolio consists of communities that were open and operating as of January 1, 2007, and include consolidated, unconsolidated venture, and managed communities in the United States, Canada, United Kingdom and Germany.

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Average unit occupancy for the comparable communities for the first quarter of 2009 was 88.1 percent, which was down from 89.5 percent for the first quarter of 2008.  Sunrise’s assisted living and memory care occupancy was slightly more resilient to the challenging economy, as it only declined 0.5 percentage points, while its independent living segment was more unfavorably impacted.  As previously announced, Sunrise began reporting unit occupancy (occupied units divided by unit capacity) for the first quarter of 2009 to be more consistent with industry reporting standards.

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Average daily revenue per occupied unit increased 1.8 percent from $182.54 for the first quarter of 2008 to $185.91 for the first quarter of 2009. Excluding the impact of foreign exchange rates, average daily revenue per occupied unit for the comparable community portfolio increased 4.2 percent for the first quarter of 2009 as compared to the first quarter of 2008.

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Comparable community operating expenses for the first quarter of 2009 grew 1.4 percent over the first-quarter of 2008 to $390.3 million. Excluding a $4.6 million health and dental credit experienced in the first quarter of 2008, these operating expenses grew 0.2%. Excluding the impact of foreign exchange rates, comparable community operating expenses grew 3.6 percent.  Excluding both the impact of the health and dental credit and the foreign exchange rates, these operating expenses grew 2.3%. Comparable community operating expense results for the quarter demonstrate Sunrise’s system-wide focus on aggressively managing all operating expenses, without compromising quality of care, to reflect current occupancy levels and to maximize community profitability.

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In the first quarter of 2009, Sunrise opened nine new communities, with a combined capacity of approximately 854 units.  As of March 31, 2009, Sunrise had 14 communities under construction, with capacity for an additional 1,332 units.

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As of March 31, 2009, Sunrise operated 417 communities located in the United States, Canada, the United Kingdom and Germany, with a unit capacity of approximately 44,000 units. Following the transition of the six Aston Gardens management contracts on April 30, 2009, Sunrise operated 411 communities with a unit capacity of approximately 42,000.

Sunrise's management believes that total comparable-community revenues, average daily revenue per occupied unit, average unit occupancy rates and total comparable-community expenses are useful indicators of trends in Sunrise's management business.  For additional details on Sunrise’s comparable-community operations data, please refer to the Supplemental Information attached.

Conference Call and Webcast

Sunrise will host a conference call and webcast at 9:00 a.m. ET on Friday, May 8, 2009, to discuss the financial results for the first quarter of 2009 and the other matters discussed in this press release.  The call-in number for the conference call is 877-719-9796 or 719-325-4827 (from outside the U.S.). Callers should reference the “Sunrise Senior Living Q1 Earnings Call” or the participant passcode: 1059514. Those interested may also go to the Investor Relations section of Sunrise’s Web site (http://www.sunriseseniorliving.com) to listen to the earnings call. A telephone replay of the call will be available until May 22, 2009 at 12 p.m. ET, by dialing 888-203-1112 or 719-457-0820 (passcode: 1059514); a replay will also be available on Sunrise's Web site during that period.

About Sunrise Senior Living

Sunrise Senior Living, a McLean, Va.-based company, employs approximately 40,000 people.  As of May 8, 2009, Sunrise operated 411 communities in the United States, Canada, Germany and the United Kingdom, with a combined unit capacity of approximately 42,000 units.  Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer's and other forms of memory loss, as well as nursing and rehabilitative services.  Sunrise's senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents.  To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

Forward-Looking Statements
Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, changes in the Company's anticipated cash flow and liquidity; the Company's ability to maintain adequate liquidity to operate its business and execute its restructuring; the Company's ability to obtain waivers, cure or reach agreements with respect to defaults under the Company's loan, joint venture and construction agreements; the Company's ability to negotiate a comprehensive restructuring of the Company's obligations in respect of its Germany communities, its Fountains portfolio and certain other of its ventures; the Company's ability to refinance its Bank Credit Facility and other debt due in 2009 and/or raise funds from other capital sources; the Company's ability to achieve anticipated savings from the Company's cost reduction program; the outcome of the U.S. Securities and Exchange Commission's investigation; the outcomes of pending putative class action and shareholders' derivative litigation; the outcome of the Trinity investigation by the Office of the Inspector General of the Department of Health and Human Services and qui tam lawsuit relating to Trinity in which we are a defendant; the outcome of the IRS audit of the Company's tax returns for the tax years ended December 31, 2005, 2006 and 2007; the Company's ability to continue to recognize income from refinancings and sales of communities by ventures; risk of changes in the Company's critical accounting estimates; risk of further write-downs or impairments of the Company's assets; risk of future obligations to fund guarantees and other support arrangements to some of the Company's ventures, lenders to the ventures or third-party owners; risk of declining occupancies in existing communities or slower than expected leasing of new communities; risk resulting from any international expansion; development and construction risks; risks associated with past or any future acquisitions; compliance with government regulations; risk of new legislation or regulatory developments; business conditions and market factors that could affect the value of the Company's properties; competition and our response to pricing and promotional activities of our competitors; changes in interest rates; unanticipated expenses; the risks of further downturns in general economic conditions including, but not limited to, financial market performance, consumer credit availability, interest rates, inflation, energy prices, unemployment and consumer sentiment about the economy in general; risks associated with the ownership and operation of assisted living and independent living communities; and other risks detailed in the Company's 2008 Annual Report on Form 10-K filed with the SEC, as may be amended or supplemented in the Company's Form 10-Q filings or otherwise. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

SUNRISE SENIOR LIVING, INC.
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(In thousands, except per share and share amounts)	2009	2008
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$33,879	$29,513
Accounts receivable, net	52,334	54,842
Income taxes receivable	28,700	30,351
Notes receivable	5,721	-
Due from unconsolidated communities	31,679	45,255
Deferred income taxes, net	20,452	25,341
Restricted cash	35,062	37,392
Assets held for sale	54,371	49,076
Prepaid insurance	8,453	8,850
Prepaid expenses and other current assets	20,773	24,288
Totalcurrentassets	291,424	304,908
Property and equipment, net	639,830	681,352
Investment in marketable securities	29,775	31,080
Due from unconsolidated communities	23,560	31,693
Intangible assets, net	60,385	70,642
Goodwill	-	39,025
Investments in unconsolidated communities	80,792	66,852
Investments accounted for under the profit-sharing method	17,240	22,005
Restricted cash	94,612	123,772
Other assets, net	10,141	10,228
Totalassets	$1,247,759	$1,381,557

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of debt	$368,919	$377,449
Outstanding draws on bank credit facility	93,500	95,000
Accounts payable and accrued expenses	184,213	184,144
Due to unconsolidated communities	1,401	914
Deferred revenue	7,570	7,327
Entrance fees	34,240	35,270
Self-insurance liabilities	36,377	35,317
Totalcurrentliabilities	726,220	735,421
Debt, less current maturities	160,062	163,682
Investment accounted for under the profit-sharing method	8,670	8,332
Guarantee liabilities	13,787	13,972
Self-insurance liabilities	69,865	68,858
Deferred gains on the sale of real estate and deferred revenues	24,253	88,706
Deferred income tax liabilities	20,452	28,129
Other long-term liabilities, net	100,103	126,543
Totalliabilities	1,123,412	1,233,643
Stockholders’ Equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized,
nosharesissuedandoutstanding	-	-
Common stock, $0.01 par value, 120,000,000 shares authorized, 50,833,215 and
50,872,711sharesissuedandoutstanding,netof382,021and342,525,
at March31,2009andDecember31,2008,respectively	508	509
Additional paid-in capital	459,363	458,404
Retained loss	(345,217)	(327,056)
Accumulated other comprehensive income	7,469	6,671
Totalstockholders’equity	122,123	138,528
Noncontrolling interests	2,224	9,386
Totalequity	124,347	147,914
Commitments and contingencies
Totalliabilitiesandstockholders’equity	$1,247,759	$1,381,557

SUNRISE SENIOR LIVING, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31,
(In thousands, except per share amounts)	2009	2008
	(Unaudited)
Operating revenue:
Management fees	$28,438	$33,658
Resident fees for consolidated communities	115,885	105,572
Ancillary fees	11,221	13,623
Professional fees from development, marketing and other	6,725	7,868
Reimbursed contract services	242,092	252,763
Total operating revenues	404,361	413,484
Operating expenses:
Community expense for consolidated communities	91,394	76,913
Community lease expense	15,120	14,848
Depreciation and amortization	16,725	11,581
Ancillary expenses	10,361	15,781
General and administrative	30,463	31,780
Development expense	5,171	12,428
Write-off of capitalized project costs	12,221	24,978
Accounting Restatement, Special Independent Committee inquiry,
SEC investigation and stockholder litigation	1,257	18,490
Restructuring costs	7,687	-
Provision for doubtful accounts	8,997	1,998
Loss on financial guarantees and other contracts	1,097	156
Reimbursable contract services	245,417	250,593
Total operating expenses	445,910	459,546
Loss from operations	(41,549)	(46,062)
Other non-operating income (expense):
Interest income	737	1,466
Interest expense	(8,848)	(1,325)
Loss on investments	(1,305)	(4,000)
Other expense	(1,046)	(6,176)
Total other non-operating expense	(10,462)	(10,035)
Gain on the sale and development of real estate and equity interests	1,742	10,360
Sunrise’s share of earnings and return on investment
in unconsolidated communities	18,375	6,295
(Loss) income from investments accounted for under the profit-sharing method	(3,812)	292
Loss before benefit from income
taxes and discontinued operations	(35,706)	(39,150)
Benefit from income taxes	3,415	13,072
Loss before discontinued operations	(32,291)	(26,078)
Discontinued operations, net of tax of $(4,842) and $4,425, respectively	14,007	(8,181)
Net loss	(18,284)	(34,259)
Less: Net loss attributable to noncontrolling interests	123	1,134
Net loss attributable to common shareholders	$(18,161)	$(33,125)

Earnings per share data:
Basic net loss per common share
Loss before discontinued operations	$(0.64)	$(0.52)
Discontinued operations, net of tax	0.28	(0.14)
Net loss	$(0.36)	$(0.66)

Diluted net loss per common share
Loss before discontinued operations	$(0.64)	$(0.52)
Discontinued operations, net of tax	0.28	(0.14)
Net loss	$(0.36)	$(0.66)

Sunrise Senior Living, Inc.
Supplemental Information
As of  March 31, 2009
($ in thousand except average daily rate)

	Communities		Unit Capacity			Resident Capacity
	Q1 09	Q1 08	Q1 09	Q1 08		Q1 09	Q1 08
Community Data (1,2)
Communities managed for third-party owners	136	151	14,125	15,696		15,520	17,213
Communities in ventures	211	204	20,856	20,211		23,552	22,764
Communities consolidated	70	62	9,214	8,362		9,719	8,742
Greystone communities	-	20	-	5,411		-	5,411
Total communities operated	417	437	44,195	49,680		48,791	54,130

Percentage of Total Operating Portfolio
Assisted Living			73%	69%
Independent Living			22%	24%
Skilled Nursing			5%	7%
Total			100%	100%

Selected Operating Results
Comparable Community Owned Portfolio Operating Results (3,4,5,6)		Q1 09	Q1 08	% Change

Total Comparable-Community Portfolio
Number of Communities		365	365
Unit Capacity		37,706	37,797
Resident Capacity		41,637	41,693
Community Revenues		$555,655	$562,092	-1.1%
Community Revenues Excluding Impact of '09 Exchange Rates		$568,400	$562,092	1.1%
Community Operating Expenses		$390,317	$384,755	1.4%
Community Operating Expenses Excluding Impact of '09 Exchange Rates		$398,483	$384,755	3.6%
Average Daily Revenue Per Occupied Unit		$185.91	$182.54	1.8%
Average Daily Revenue Per Occupied Unit Excluding Impact of '09 Exchange Rates		$190.17	$182.54	4.2%
Average Unit Occupancy Rate		88.1%	89.5%	-1.4	pts

Communities in ventures and managed for third-party owners
Number of Communities		302	302
Unit Capacity		29,124	29,202
Resident Capacity		32,655	32,698
Community Revenues		$443,790	$450,625	-1.5%
Community Revenues Excluding Impact of '09 Exchange Rates		$455,377	$450,625	1.1%
Community Operating Expenses		$305,702	$302,530	1.0%
Community Operating Expenses Excluding Impact of '09 Exchange Rates		$312,997	$302,530	3.5%
Average Daily Revenue Per Occupied Unit		$192.97	$189.55	1.8%
Average Daily Revenue Per Occupied Unit Excluding Impact of '09 Exchange Rates		$198.01	$189.55	4.5%
Average Unit Occupancy Rate		87.7%	89.4%	-1.7	pts

Communities consolidated
Number of Communities		63	63
Unit Capacity		8,582	8,595
Resident Capacity		8,982	8,995
Community Revenues		$111,865	$111,467	0.4%
Community Revenues Excluding Impact of '09 Exchange Rates		$113,023	$111,467	1.4%
Community Operating Expenses		$84,615	$82,225	2.9%
Community Operating Expenses Excluding Impact of '09 Exchange Rates		$85,486	$82,225	4.0%
Average Daily Revenue Per Occupied Unit		$162.35	$158.80	2.2%
Average Daily Revenue Per Occupied Unit Excluding Impact of '09 Exchange Rates		$164.03	$158.80	3.3%
Average Unit Occupancy Rate		89.2%	89.7%	-0.5	pts

Development Communities to be Opened (# Communities)

	Q209	Q3 09	Q4 09	Q1 10		Total
Consolidated communities	-	-	-	-		-
Venture communities	6	5	3	-		14
	6	5	3	-		14

Development Communities to be Opened (# Units)
	Q209	Q3 09	Q4 09	Q1 10		Total
Consolidated communities	-	-	-	-		-
Venture communities	661	428	243	-		1,332
	661	428	243	-		1,332

Development Communities to be Opened (# Residents)
	Q209	Q3 09	Q4 09	Q1 10		Total
Consolidated communities	-	-	-	-		-
Venture communities	770	511	282	-		1,563
	770	511	282	-		1,563

Notes
(1)
During the first quarter of 2009, Sunrise opened nine communities of which eight are in ventures and one was wholly owned.
There were also three consolidated communities sold or disposed and one management contract terminated in the first quarter.

(2)
The Comparable community portfolio consists of all communities that have been open and operating for at least 24 months as of January 1, 2009. This portfolio includes consolidated communities, communities in ventures and communities managed for third-parties.

(3)	Community revenues include resident fees and ancillary services. Community expenses include community and ancillary expenses.
(4)	Comparable community portfolio excludes six joint venture communities sold in April 2009.
(5)	Community operating expenses exclude management fees paid to Sunrise with respect to comparable-community ventures in order to make comparisons between consolidated and venture communities consistent.
(6)	The impact of the foreign exchange rate was calculated by applying the 2008 foreign exchange rates to Sunrise’s Q1 2009 results.

CONTACT:  Meghan Lublin, Corporate and Investor Communications, +1-703-854-0299, Sunrise Senior Living, Inc.